Contacts:

Media:
Kathy A. Schoettlin – (812) 465-7269
Executive Vice President – Communications

Financial Community:
Lynell J. Walton – (812) 464-1366
Senior Vice President – Investor Relations

FOR IMMEDIATE RELEASE
July 25, 2013

Old National Bancorp to Switch to
The NASDAQ Stock Market

•	Change to take effect on Wednesday, August 14

•	Old National joins 74% of its peers and 95% of publicly-traded Indiana banks on NASDAQ

•	ONB ticker symbol to remain unchanged

Evansville, Ind. (July 25, 2013) – Old National Bancorp (ONB), the largest financial services holding company headquartered in Indiana and one of the top 100 banking companies in the U.S., today announced it will transfer its listing to The NASDAQ Stock Market, effective Wednesday, August 14. Old National Bancorp will continue to trade on the NYSE until that time.

Old National Bancorp will continue to be listed under the ticker symbol “ONB.”

“We’re excited about this move, and pleased to be joining the majority of our peers on The NASDAQ Stock Market,” said Bob Jones, President and CEO of Old National Bancorp. “I’m confident that NASDAQ’s premier visibility assets and industry-leading corporate solutions will complement our Investor Relations, Public Relations and Corporate Governance efforts to promote our company to clients and investors.”

“We are happy to welcome Old National Bancorp to The NASDAQ Stock Market,” said Bruce Aust, Executive Vice President, Global Corporate Client Group, NASDAQ OMX. “Old National Bank will join more than 400 banks currently listed with NASDAQ and 95 percent of publicly-traded banks from Indiana that call NASDAQ home. We look forward to our partnership with Old National Bancorp for years to come.”

About Old National Bancorp

Old National Bancorp (NYSE: ONB) is the largest financial services holding company headquartered in Indiana and, with $9.7 billion in assets, ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois, Kentucky and Michigan. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.

About NASDAQ OMX

The inventor of the electronic exchange, The NASDAQ OMX Group, Inc., fuels economies and provides transformative technologies for the entire lifecycle of a trade — from risk management to trade to surveillance to clearing. In the U.S. and Europe, NASDAQ owns and operates 26 markets, 3 clearinghouses and 5 central securities depositories supporting equities, options, fixed income, derivatives, commodities, futures and structured products. Able to process more than 1 million messages per second at sub-40 microsecond speeds with 99.999% uptime, NASDAQ’s technology drives more than 70 marketplaces in 50 developed and emerging countries into the future, powering 1 in 10 of the world’s securities transactions. NASDAQ’s award-winning data products and worldwide indexes are the benchmarks in the financial industry. Home to approximately 3,400 listed companies worth $6 trillion in market cap whose innovations shape our world, NASDAQ gives the ideas of tomorrow access to capital today. Welcome to where the world takes a big leap forward, daily. Welcome to the NASDAQ OMX Century.

To learn more, visit www.nasdaqomx.com. Follow us on Facebook (http://www.facebook.com/NASDAQ) and Twitter (http://www.twitter.com/nasdaqomx). (Symbol: NDAQ and member of S&P 500)